Exhibit 4.1

Execution Version

DEMAND PROMISSORY NOTE

$853,598,364.00	June 30, 2020

FOR VALUE RECEIVED, the undersigned, IAC/InterActiveCorp, a Delaware corporation (the “Company”, which term includes any successor of the Company), hereby unconditionally promises to pay to Match Group, Inc., a Delaware corporation (the “Payee”, which term includes any successor of the Payee), the principal amount of $853,598,364.00 (the “Principal Amount”), together with all accrued but unpaid interest thereon and all other amounts payable hereunder, on demand by Payee at any time after the date hereof, in accordance with the terms and conditions set forth in Section 1 or, if no such demand is made, on June 30, 2021.

The Principal Amount outstanding under this Note shall bear interest at a base rate of 0.18% percent per annum, unless agreed otherwise between the Payee and the Company from time to time, which shall accrue from June 30, 2020. Accrued interest will be payable on demand by Payee at any time after the date hereof, in accordance with the terms and conditions set forth in Section 1.

Interest on this Note will be calculated on the basis of a 360-day year, consisting of twelve 30-day months.

1.           Payments

(a)          All amounts due from the Payee, including the Principal Amount, in whole or in part, together with all accrued but unpaid interest thereon and all other amounts payable hereunder, shall be made in U.S. dollars (unless another currency is agreed between the Company and the Payee) by wire transfer of immediately available funds to the account of Payee specified by Payee to the Company from time to time.

(b)          Payee shall have the right, at any time and from time to time, to demand the repayment of the Principal Amount, in whole or in part, together with all accrued but unpaid interest thereon and all other amounts payable hereunder, without premium or penalty at any time after the date hereof. In order to exercise its rights under this Section 1(b), Payee must give the Company five (5) Business Days’ prior written notice. “Business Day” means any day on which commercial banks are generally open for business in New York, New York, other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the laws of the State of New York or the federal laws of the United States of America.

(c)          In any case where the due date for the payment of amounts due pursuant to Section 6(a) (the “Demand Due Date”) is not a Business Day, then such payment shall be made on the next succeeding Business Day, with the same force and effect as if made on the Demand Due Date.

2.           Prepayment

(a)          The Company may prepay, or cause to be prepaid, all or any part of the aggregate Principal Amount of this Note at any time, without premium or penalty. In respect of any amount of this Note repaid or prepaid in accordance with this Section 2, accrued but unpaid interest in respect of that amount shall be payable on the date of such repayment or prepayment.

(b)          In the event that:

(i)            the Company is unable or admits inability to pay its debts as they fall due or is deemed to be or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on its debts generally or, by reason of actual or anticipated financial difficulties, commences negotiations with a creditor; or

(ii)           any corporate action, legal proceedings or other procedure or step is taken in relation to (A) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation of the Company; (B) an arrangement with any creditor of the Company; (C) the appointment of a liquidator, receiver, administrative receiver, administrator or other similar officer in respect of the Company or any of its material assets; or (D) any analogous formal procedure or step is taken in any jurisdiction, then the entire unpaid Principal Amount of this Note outstanding (with accrued and unpaid interest thereon through the date of payment) will immediately, and without any further action by the Payee, become due and payable.

3.           Costs and expenses

Each of the Company and the Payee shall pay their own costs and expenses incurred in connection with the negotiation, preparation, execution and implementation of this Note.

4.           Records

Payee shall maintain records of the Principal Amount outstanding under this Note from time to time, and such records shall, absent manifest error, be conclusive evidence of such amounts.

5.           Replacement Notes

If a mutilated Note is surrendered to the Company or if the Payee presents evidence to the reasonable satisfaction of the Company that this Note has been lost, destroyed or wrongfully taken, the Company shall issue a replacement Note of like tenor if the requirements of the Company for such transactions are met. An indemnity agreement may be required that is sufficient in the reasonable judgment of the Company to protect the Company from any loss which it may suffer in connection with the replacement of the lost, destroyed or wrongfully taken Note. The Company may charge for its reasonable out-of-pocket expenses incurred in replacing this Note.

6.           Presentment

The Company hereby waives presentment, demand, protest and notice of dishonor and protest.

7.           Notices

Any notice or other communication given under this Note shall be in writing and signed by or on behalf of the party giving it and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery, (d) or sent by email with a response confirming receipt, as follows (or to such other address as the Company or the Payee shall hereafter designate in accordance with the terms hereof):

(i)  if to the Company:

IAC/InterActiveCorp

8750 North Central Expressway, Suite 1400
Dallas, TX 75231
Attention: Chief Legal Officer
Email: Jared.Sine@match.com.

(ii)  if to the Payee:

Match Group, Inc.
8750 North Central Expressway, Suite 1400
Dallas, TX 75231
Attention: Chief Legal Officer
Email: Jared.Sine@match.com.

8.           General

The undersigned, for itself and its legal representatives, successors and assigns, and any others who may at any time become liable for payment hereunder, hereby (a) consents to any and all extensions of time, renewals, waivers, or modifications if any, that may be granted or consented to by the Payee with regard to the time of payment hereunder or any other provisions hereof and (b) waives presentment, demand, protest, notice of dishonor, notice of non-payment, diligence in collection, and any right of setoff. No course of dealing and no delay on the part of the Payee in exercising any right, power, or remedy shall operate as a waiver thereof or otherwise prejudice the Payee’s rights, powers or remedies. No right, power or remedy conferred by this Note upon the Payee shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise. The Company may not assign this Note without the written consent of the Payee. If any provision hereof is held to be invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and the Company and the Payee shall replace the invalid or unenforceable provision by a valid and enforceable provision that has the effect nearest to that of the provision being replaced; and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA.

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its corporate name by its duly authorized officer, and to be dated as of the date first above written.

IAC/INTERACTIVECORP

By:	/s/ Gregg Winiarski
Name: Gregg Winiarski
Title: EVP and General Counsel

[Match Group, Inc. Promissory Note – Signature Page]